Exhibit 99.6

Information marked below by a [            ] has been omitted pursuant to a request for confidential treatment filed separately with the Commission.

DEVELOPMENT, LICENCE AND COLLABORATION AGREEMENT

AMONG ROSLIN INSTITUTE (EDINBURGH), VIRAGENICS, INC. AND

VIRAGEN, INC. (the “Agreement”, effective December 1, 2003)

1.	This Amendment to the Agreement is hereby mutually agreed upon by the Parties hereto, as evidenced by authorised signatures below, and is effective on December 1, 2005. Unless the context herein otherwise requires, the words and expressions defined in the Agreement shall have the same meaning in this Amendment.

2.	The Parties agree to continue development work by extending the Project Period on December 1, 2005 for a subsequent twelve (12) month period to an expiry date of December 1, 2006 (the “Amended Term”), with revised terms as set forth below and according to the Project Workplan set out in Part 1 of the Schedule to this Amendment which for avoidance of doubt shall be the Project Workplan for the Amended Term (unless subsequently amended in terms of this Amendment.) Subject to the terms of this Amendment, the terms of the Agreement will remain in full force and effect and, in the event of any conflict or inconsistency between the terms of this Amendment and the Agreement, the terms of this Amendment shall prevail. The entire agreement among the Parties for the purposes of clause 32 of the Agreement shall also include this Amendment.

3.1	Notwithstanding the provisions of the Agreement, and provided the Agreement is not terminated by the Institute prior to December 1, 2005 under Clauses 24.1, 24.2 or 24.4 of the Agreement, the Parties agree that Foreground Intellectual Property which is conceived, first reduced to practice or writing or developed in the course of the Project and prior to December 1, 2005 (including that detailed in Part 2 of the Schedule to this Amendment) (“Prior Foreground Intellectual Property”) shall be owned by ViraGenics with effect from December 1, 2005 and the Institute shall, at ViraGenics’ reasonable request, execute all such documents and do such acts as may be necessary to confirm the title of ViraGenics to the Prior Foreground Intellectual Property.

3.2	Ownership of Foreground Intellectual Property which is conceived, first reduced to practice or writing or developed in the course of the Project and on or after December 1, 2005 (“New Foreground Intellectual Property”) shall be determined in accordance with Clauses 11, 25 and 26 of the Agreement.

3.3	All licences in and to Foreground Intellectual Property granted in favour of the Institute under the Agreement shall be deemed to include rights to both Prior Foreground Intellectual Property and New Foreground Intellectual Property ( but without prejudice to the terms of this Amendment and ownership of Prior Foreground Intellectual Property by ViraGenics in terms of the foregoing provisions).

3.4	Following December 1, 2005, ViraGenics’ Background Intellectual Property shall be deemed to include (in addition to those elements already set out in the Agreement) Prior Foreground Intellectual Property and (except as otherwise provided for in this Amendment) all references in the Agreement to Foreground Intellectual Property shall be construed as being to New Foreground Intellectual Property only.

4.	Throughout the Amended Term, ViraGenics will fund only those development activities described in the Project Workplan set out in Part 1 of the Schedule to this Amendment (subject to any subsequent amendments thereto made in terms of this Amendment).

5.1	The Parties agree that a committee comprising representatives of the Institute and representatives of Viragen, ViraGenics and/or Associated Companies and relevant experts selected by ViraGenics (“the Steering Committee”) shall operate throughout the Amended Term.

5.2	The Steering Committee shall have no more than 8 members, from time to time, at least 2 of whom shall represent the Institute and it shall conduct its business in accordance with its practice prior to December 1, 2005 and the provisions set out below. In the event of any conflict or inconsistency between the provisions set out below and the practice of the Steering Committee prior to December 1, 2005, the provisions set out below shall prevail.

5.3	ViraGenics and Viragen shall each act reasonably in their participation on the Steering Committee, having regard to their respective commercial interests. The Institute shall act reasonably in its participation on the Steering Committee. The Institute shall procure the attendance at Steering Committee meetings of the Project Director or another duly authorised representative able to represent and bind the Institute in reaching agreement on revisions or changes to the Project Workplan as contemplated in this Amendment. Viragen and ViraGenics shall each procure the attendance at Steering Committee meetings of a duly authorised representative able to represent and bind them in reaching agreement on revisions or changes to the Project Workplan as contemplated in this Amendment.

5.4

Throughout the Amended Term, the Steering Committee shall have authority to revise and change the Project Workplan (including any priorities but excluding any associated changes to the Project Costs (save as provided herein)) but only for the purpose of advancing the progress on individual candidate products, terminating work on individual candidate products, and for the purpose of advancing any improvements to the technology as may be recommended to the Steering Committee by the PMC, the Institute, the Project Director or the scientific team working on the Project, provided that:

5.4.1	no revision or change of the Project Workplan shall:

5.4.1.a.	change Project Costs, unless otherwise agreed by all the Parties; or

5.4.1.b.	alter resourcing or timetabling, unless otherwise agreed by all the Parties, acting reasonably;

5.4.2	any proposal to revise or change the Project Workplan (a “Proposal”) known to the Party making the Proposal prior to the next meeting of the Steering Committee shall be notified in writing by the Party making the Proposal to all the Parties and with as much detail as is then available to that Party in advance of the next meeting at which the Steering Committee will decide whether or not to adopt the Proposal; and

5.4.3	if a Party is of the view that a Proposal would, if adopted, require a change to the Project Costs, or an alteration to resourcing or timetabling, then it shall notify the other Parties to that effect in writing with as much detail as is then available to that Party prior to or at the next Steering Committee meeting, whereupon:

5.4.3.a.	at the meeting of the Steering Committee the Parties shall negotiate in good faith and use all reasonable endeavours, in accordance with the terms of this Amendment regarding the conduct of the Parties in the Steering Committee, to reach agreement on any such change to the Project Costs and/or alteration to resourcing or timetabling arising from the Proposal; and

5.4.3.b.	pending such agreement between the Parties the Project Workplan shall remain unrevised and unchanged;

5.4.4	in the event of any failure to agree under paragraph 5.4.3 above, the matter shall be dealt with in accordance with the following provisions:

5.4.4.a.	the matter shall be referred by any Party in writing within three (3) days of the date of the Steering Committee

Information marked below by a [            ] has been omitted pursuant to a request for confidential treatment filed separately with the Commission.

meeting at which the dispute arose to the Institute Director (being Dr Harry Griffin or his successor from time to time) and the CEO and Chairman of ViraGenics (being Charles Rice or his successor from time to time) for resolution;

5.4.4.b.	the Institute Director and the CEO and Chairman of ViraGenics shall co-operate in good faith and use all reasonable endeavours to resolve the matter on an amicable basis within sixty (60) days (or such longer period as may be mutually agreed) of receipt of the notice issued by the relevant Party under paragraph 5.4.4.a above;

5.4.4.c.	pending such resolution by the Institute Director and the CEO and Chairman of ViraGenics, the Project Workplan shall remain unrevised and unchanged;

5.4.4.d.	if the Institute Director and the CEO and Chairman of ViraGenics fail to resolve the dispute in the allotted time referred to in paragraph 5.4.4.b above, then the dispute resolution procedure shall be deemed exhausted and the Project shall automatically terminate on expiry of the aforementioned allotted time; and

5.4.4.e.	in the event of termination of the Project pursuant to paragraph 5.4.4.d above the Institute’s right to a share of royalties and other income under clause 19 of the Agreement shall continue and accordingly the provisions of clause 19 of the Agreement shall remain in full force and effect in addition to those clauses of the Agreement detailed in clause 25.7.7 of the Agreement.

6.	In respect of the period following December 1, 2005:

6.1	clause 4.1.1 of the Agreement shall be deemed to read “recommend to the Steering Committee changes to the objectives and timetable of the Project Workplan”; and

6.2	clause 4.1.7 of the Agreement shall be deemed to read “subject to clause 4.4, recommend to the Steering Committee amendments to the Project and the Project Workplan as may be necessary or desirable to give effect to this Agreement.”

7.	Costs throughout the Amended Term shall be [ ] per month, beginning December 1, 2005, and the Project Cost shall be deemed to be altered accordingly.

8.	Viragen hereby agrees to continue to work with the Institute to draft, revise and have ready to execute no later than June 1, 2006, a new longer-term collaboration agreement, but which shall be contingent upon achievement of the goals of Project Workplan set out in this Amendment. In the event the goals of Project Workplan are accomplished prior to the end of the Amended Term, the Parties may mutually agree to enter into a longer-term collaboration agreement in advance of the expiration of the Amended Term. In the event the goals of the Project Workplan are not achieved prior to the expiration of the Amended Term, the Parties agree to meet and mutually agree on an appropriate course(s) of action.

9.	This Amendment shall expire on December 1, 2006 and shall not be extended or otherwise modified without the express written consent of the Parties.

IN WITNESS WHEREOF these presents consisting of this and the four preceding pages and the Schedule in two parts annexed and identified as being relative hereto are executed in duplicate as follows

Subscribed for and on behalf of Roslin Institute (Edinburgh) At Roslin on 6th Sept, 2005		Subscribed for and on behalf of ViraGenics, Inc. at Plantation on 8th Sept, 2005

By	/s/ H.D. Griffin	by	/s/ Charles A. Rice

Title	Director	Title	President & CEO

Before the following witness:		before the following witness:
/s/ Frances Burgess		/s/ M. Parenti
	Witness Signature		Witness Signature
Frances Burgess		Margarida C. Parenti
	Witness Name		Witness Name
c/o Roslin Institute		3688 San Simeon Circle, FL
	Witness Address		Witness Address
Roslin

Subscribed for and on behalf of Viragen, Inc. At Plantation on 8th September, 2005		before the following witness:

By	/s/ Dennis W. Healey	/s/ M. Parenti
Witness Signature
Title	Executive VP/CFO	Margarida C. Parenti
Witness Name
3688 San Simeon Circle, FL
Witness Address

Information marked below by a [            ] has been omitted pursuant to a request for confidential treatment filed separately with the Commission.

PRIVATE AND CONFIDENTIAL

This is the Schedule referred to in the foregoing Amendment among Viragen, Inc., Roslin Institute (Edinburgh) and ViraGenics, Inc.

SCHEDULE

PART 1

Objective of the Project Workplan: This Project Workplan is intended to apply all developed expertise, experience and resources, including expenditures, toward four project priorities to demonstrate expression of candidates in egg white at the earliest possible date.

Project Plan Priorities:

The Project Plan will focus on the following protein candidates (the ‘target proteins’)

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Milestones of the Project Plan:

It is hoped that the following can be achieved within the one year timeframe:

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Information marked below by a [            ] has been omitted pursuant to a request for confidential treatment filed separately with the Commission.

SCHEDULE

PART 2

PRIOR FOREGROUND INTELLECTUAL PROPERTY

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